Exhibit 99.2

Fourth Quarter & Fiscal Year 2010
Prepared Remarks
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President, Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with athenahealth’s fourth quarter and full year 2010 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results as well as a summary of supplemental metrics and definitions is provided in the tables following these prepared remarks.
Earnings Conference Call Information
As previously announced, the Company’s fourth quarter and full year 2010 earnings conference call will be held on Friday, February 18th at 8:00 a.m. ET and will include only brief comments followed by questions and answers. To participate in the Company’s live conference call and webcast, please dial 800-435-1261 (617-614-4076 for international calls) using conference code No. 15398557 or visit the Investors section of the Company’s web site at www.athenahealth.com. A replay will be available for one week following the conference call at 888-286-8010 (617-801-6888 for international calls) using conference code No. 52965842. A webcast replay will also be archived on the Company’s website.
Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operating expenditures, expected growth, including anticipated annual growth rates, profitability and business outlook, increased sales and marketing expenses, increased cross-selling efforts among the Company’s service offerings, expected client implementations, expected certification and regulatory approvals, the benefits of the Company’s current service offerings and research and development for new service offerings, the benefits of current and expected strategic sales and marketing relationships, and statements found under the Company’s Reconciliation of Non-GAAP Financial Measures section of these remarks. The forward-looking statements in these remarks do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the Company’s fluctuating operating results; the Company’s variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks associated with its expectations regarding its ability to maintain profitability; impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which the Company operates and the relative immaturity of the market for its service offerings; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within the Company’s fourth quarter and full year 2010 earnings press release on the Investors section of the Company’s web site at http://www.athenahealth.com.
Opening Remarks
2010 was athenahealth’s 11th year of consecutive quarterly revenue growth and our 11th year of annual revenue growth in excess of 30%. During 2010, we expanded our quota-carrying sales force by 54% and launched new marketing initiatives in order to increase awareness. We expanded the “on-ramp” to our network by building out a remote implementation capability for small physicians practices adopting athenaClinicals®. We launched our third core service offering, athenaCommunicator®, and piloted our new athenaCommunitySM initiative. We forged new partnerships including the Humana-athenahealth Medical Home EHR Rewards Program. And most recently, we created a two-pronged sales approach designed to address the small/group practice and enterprise markets more aggressively.
Taken together, these efforts represent a tremendous step forward in athenahealth’s mission to be medical group’s most trusted business service. And, importantly, they are consistent with our stated investment philosophy as an organization focused on building long-term shareholder value. Jonathan Bush’s commentary from our very first earnings call in 2007 remains true today:
“As a network, we’re closing the massive process integrity gap, that frustrating difference between say and do, that costs us so much money and pride in health care...we hope to transform the way physician practices operate in the United States...Given the scope of this opportunity, we believe that the most important thing investors need to understand about athenahealth is that we are going long. We plan to make this transformation happen whether it is an easy one or a hard one to accomplish.”
Source: athenahealth Q3 2007 earnings call, November 1, 2007
As presented at our recent Investor Summit, there are several new forces impacting our ability to achieve our strategic goal for annual revenue growth of at least 30% going forward:
•	Hospitals becoming channel partners
•	Consolidation of the physician market
•	Industry “rush” to EHRs
•	Increased presence of private equity in health care
•	New focus on electronic care coordination up and down the health care referral chain
In order to exploit these forces and ensure that they work to our advantage, we will employ a balanced strategy:
•	Maintain high service quality
•	Invest in research and development
•	Invest in sales and marketing
Our pursuit of this strategy is structured around the following key themes:
•	Jedi
o	Build deep product, client and market expertise in all employees
o	The objective: All athenistas will know and improve their personal “first pass resolution rate” on questions from clients and employees and on issues identified proactively

•	War Rooms
o	Integrate use of market data and resources into client service and vice versa
o	The objective: In addition to our service offerings, our network itself — and the access it gives providers to their peers — will become a greater driver of value to clients
•	athenaClinicals Excellence
o	Expand the financial and clinical effectiveness of athenaClinicals, especially around patient throughput and payer-specific quality metrics
o	The objective: We will solidify our positioning as the only EHR that is as good for cash flow as it is for patient care
•	athenaCommunity
o	We will shape our business model into one with a “two sided” revenue model
o	The objective: While the traditional athenahealth prospect (one side of the market) pays less, athenahealth’s revenue remains unchanged because receivers of referrals (the other side) become a new source of revenue
The last theme, around athenaCommunity, is one that has the potential to drive viral growth for athenahealth. With this initiative, we aim to form a business-to-business direct connection, a “social network” of sorts across physician practices that offers financial and operational advantages. We began to pilot athenaCommunity in 2010 and will expand our pilot program to new markets in 2011. The concept of athenaCommunity, when fully realized, would represent tremendous progress toward our vision of building a national information infrastructure that helps make health care work as it should.
Results Overview
athenahealth’s top line results for the fourth quarter and fiscal year (FY) 2010 reflect strong annual revenue growth.
•	Total revenue:
o	$69.4 million in Q4 2010, representing 27% growth over $54.4 million in Q4 2009

o	$245.5 million in FY 2010, representing 30% growth over $188.5 million in FY 2009
Our bottom line results for Q4 and FY 2010, consistent with our growth strategy, demonstrate strong sales and marketing investments and a focus on operating leverage:
•	Non-GAAP Adjusted Gross Profit:
o	$46.0 million or 66.3% of total revenue in Q4 2010, an increase of 35% over $34.1 million or 62.7% of total revenue in Q4 2009
o	$153.1 million or 62.4% of total revenue in FY 2010, an increase of 37% over $111.7 million or 59.3% of total revenue in FY 2009
•	GAAP selling and marketing expense:
o	$14.7 million or 21.2% of total revenue in Q4 2010, an increase of 59% over $9.2 million or 16.9% of total revenue in Q4 2009
o	$52.7 million or 21.5% of total revenue in FY 2010, increase of 55% over $34.1 million or 18.1% of revenue in FY 2010
•	GAAP general and administrative expense:
o	$9.6 million or 13.9% of total revenue in Q4 2010, an decline of just over 1% from $9.8 million or 18.0% of total revenue in Q4 2009
o	$43.1 million or 17.6% of total revenue in FY 2010, an increase of 19.4% over $36.1 million or 19.2% of total revenue in FY 2009
•	Non-GAAP Adjusted EBITDA:
o	$20.2 million or 29.1% of total revenue in Q4 2010, an increase of 55% over $13.0 million or 23.9% of total revenue in Q4 2009

o	$51.0 million or 20.8% of total revenue in FY 2010, an increase of 47% over $34.7 million or 18.4% of total revenue in FY 2009
•	Non-GAAP Adjusted Net Income:
o	$9.8 million or $0.28 per diluted share in Q4 2010, an increase of 68% over $5.9 million or $0.17 per diluted share in Q4 2009
o	$22.6 million or $0.64 per diluted share in FY 2010, an increase of 50% over $15.0 million or $0.43 per diluted share in FY 2009
We believe that the Company’s underlying drivers of long-term success remain strong:
•	Employee engagement at 4.0 out of 5.0 in Q4 2010, flat with 4.0 in Q4 2009
•	Client satisfaction at 87.6% in Q4 2010, down slightly from 88.7% in Q4 2009
•	Average Client Days in Accounts Receivable (DAR) of 38.8 days in Q4 2010, relatively flat with 38.5 days in Q4 2009 athenahealth’s client base continues to expand while the adoption of new services grows rapidly. During Q4 2010:
•	58% of all new athenaCollector deals included athenaClinicals, up from 39% in Q4 2009
•	17% of all new athenaCollector deals included athenaClinicals and athenaCommunicator
•	125 net new athenaCollector client accounts for a total of 2,002, up 26% from 1,592 in Q4 2009
•	624 net new active physicians using athenaCollector for a total of 19,197, up 22% from 15,719 in Q4 2009
•	797 net new active providers using athenaCollector for a total of 27,114, up 16% from 23,366 in Q4 2009
•	391 net new active physicians using athenaClinicals for a total of 2,383, up 159% from 920 in Q4 2009
•	530 net new active providers using athenaClinicals for a total of 3,348, up 128% from 1,471 in Q4 2009
•	111 net new active physicians using athenaCommunicator for a total of 736
•	267 net new active providers using athenaCommunicator for a total of 1,213
athenaCollector network performance metrics were as follows for Q4 2010:
•	$1,613,043,890 posted in total client collections, up 19% from Q4 2009
•	13,075,933 claims submitted, up 13% from Q4 2009
•	75.8% electronic remittance advice (ERA) rate, an improvement of approximately eight points from Q4 2009 and an all-time high for the Company
•	94.4% first pass resolution (FPR) rate, an improvement of nearly one point over Q4 2009 and an all-time high for the Company
Product Development Discussion
Product development at athenahealth is organized around the mission of being the best in the world at getting doctors paid for doing the right thing. In order to fulfill this mission, we deliver services backed by cloud-based software, proprietary knowledge and hard work.
During 2010, we made tremendous progress in expanding the breadth and depth of our service offerings. We continued to improve the value proposition of our core service offering, athenaCollector, by rolling out automatic reconciliation of client bank statements to balances posted in athenaNet. We also launched Credit Card Plus (CCP), which offers practices the ability to collect credit card information at the point of care for payment of estimated balances due at a later date. We emphasize these new capabilities because providing more value to clients, at no additional cost, is a key element of our ongoing service commitment to clients.

While we continued to roll out new client-facing capabilities during 2010, we also began preparing our network for the conversion to the American National Standards Institute (ANSI) 5010 transaction format. We achieved Level 1 compliance ahead of the December 31, 2010 deadline and are actively testing this new format with various trading partners. In addition, we are beginning to prepare for the transition to the International Classification of Diseases (ICD)-10 codes sets, which must be adopted by October 1, 2013. While we are managing these transitions on behalf of our clients at no additional cost as part of our athenaCollector service offering, we expect that many physicians using traditional software will face costly upgrades, consulting expenses and additional work for practice staff.
2010 was a tremendous year for athenaClinicals. We achieved Stage 1 Meaningful Use ONC-ATCB 2011/2012 Certification through the Certification Commission for Health Information Technology (CCHIT®). Of the billing physicians now live on athenaClinicals, over 70% are eligible for Meaningful Use dollars in 2011. Since we are guiding these physicians’ participation in the 2011 program each step of the way, from registration, through reporting and finally, payment, our clients can rest assured that they will receive the maximum incentive payment possible — without paying for costly upgrades, new modules, or consulting expenses. In fact, during January, Dr. Catherine F. Vanderloos of Shreveport, Louisiana became the first athenahealth physician to receive a payment under the HITECH Act. Due to the OB-GYN practice’s high Medicaid population, Dr. Vanderloos participated in the Medicaid incentive program and received the maximum 2011 reimbursement amount of $21,250. This is just the first of what we believe will be very successful experiences for athenaClinicals clients participating in the HITECH Act.
athenahealth clients can also expect the same level of service in regard to all pay-for-performance (P4P) programs. Aside from the HITECH Act, over 50% of our athenaClinicals physicians are currently enrolled in a P4P program. Whether the HITECH Act, the Physician Quality Reporting Initiative (PQRI), Bridges to Excellence, or any other P4P program, it is athenahealth’s job to identify which programs a client is eligible for, enroll them, ensure that clients capture and report the data electronically, and track their adherence to program requirements through our P4P Dashboard. As reimbursement requirements shift away from fee-for-service and towards payment for outcomes via initiatives such as P4P programs and Accountable Care Organizations (ACOs), we believe that the quality management and clinical reporting capabilities of our athenaClinicals service offering differentiate us and position our clients to succeed.
Our third service offering, athenaCommunicator for patient cycle management, was launched in March 2010. We believe that this low cost, high value offering remains differentiated in that it offloads significant phone call and transaction-related volume from the practice staff, improves schedule density, and drives compliance with new P4P programs. Furthermore, athenaComunicator’s tight integration with athenaCollector and athenaClinicals increases the value offered by these services by ensuring that physicians make more efficient use of their time, that they maximize the revenue opportunity associated with each patient visit, and that important medical information is made available to patients online. During 2011, we will continue to expand athenaCommunicator’s scope of service, enabling patients to schedule appointments online via the patient portal, without the assistance of the medical practice staff or our live operators.
Finally, during 2010 we began piloting our athenaCommunity initiative, the Company’s foray into the world of electronic health information exchange. We believe that athenaCommunity is first cloud-based platform that drives economic benefits for all network partners in that it facilitates the customized exchange of relevant data and lowers the cost of managing, sending and receiving this data for each party in the transaction. It also supplies enterprise health systems with the ability to better track and manage order flow within their community, ensuring that both employed and affiliated providers process orders and referrals for patients more efficiently. We conducted our first facilitated transaction with athenaCommunity during Q3 2010 and we will continue to pilot athenaCommunity at a number of new sites during 2011.
Revenue Discussion
Our total revenue of $69.4 million in Q4 2010 grew by 27% or $14.9 million over Q4 2009. Our total revenue of $245.5 million for FY 2010 grew by 30% or $57.0 million over FY 2009. Our revenue growth is primarily driven by athenaCollector client base expansion and growth in the use of our athenaClinicals and athenaCommunicator services.
In terms of trends in our recurring revenue base, same store analysis of claims created, a proxy for physician office utilization, indicates that physician office activity in Q4 2010 declined slightly from Q4 2009. This decline is primarily related to lower flu inoculation activity during 2010.
Client Base Discussion
Annual growth in total revenue continues to outpace growth in our physician base. We believe this trend will continue as athenaClinicals and athenaCommunicator are included in a growing portion of new deals and as adoption of these services spreads across our existing client base.
During Q4 2010, total active physicians on athenaCollector grew by 22% year-over-year to 19,197. On a sequential basis, we added 624 net new active physicians to the network verses 884 added in Q4 2009. Our quarterly net new physician additions may vary widely due to the number and size of clients that go live in a particular quarter.
Turning to athenaClinicals, we continue to experience rapid growth in client adoption of this service. Total active physicians live on athenaClinicals grew by 159% year-over-year to 2,383. On a sequential basis, we added 391 net new active physicians on athenaClinicals, up from 140 added in Q4 2009. This equates to an overall adoption rate of over 12% of total athenaCollector physicians, up from approximately 6% in Q4 2009. In terms of new sales, during Q4 2010 58% of all new athenaCollector deals included athenaClinicals, up from 39% in Q4 2009. We expect the athenaClinicals client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals.
Our athenaCommunicator client base is growing rapidly as well. Total active physicians live on athenaCommunicator rose to 736 during the quarter. On a sequential basis, we added 111 net new active physicians on athenaCommunicator. This equates to an overall adoption rate of nearly 4% of total athenaCollector physicians. athenaCommunicator is also being adopted by new clients at a growing rate.

During Q4 2010, 17% of new athenaCollector deals included athenaCommunicator as well as athenaClinicals.
In terms of our publically disclosed implementation pipeline, West Penn Allegheny Health System (900 providers), St. Vincent’s HealthCare (120 providers) and Summit Medical Group (230 providers), will be going live on athenaCollector during the coming months. We have completed the majority of athenaClinicals implementations at Vanguard Health Systems (250 providers) while athenaClinicals implementations continue at Steward Health Care System LLC (f/k/a Caritas Christi — 500 providers) and Capella Healthcare (130 providers). Finally, implementations of all three services are in progress for CHRISTUS Health (150 providers) and Southwest Kidney Institute (50 providers).
Non-GAAP Adjusted Gross Margin Discussion
Our non-GAAP Adjusted Gross Margin was 66.3% for Q4 2010, up from 62.7% in Q4 2009. Our Non-GAAP Adjusted Gross Margin was 62.4% for FY 2010, up from 59.3% in FY 2009. This year-over-year expansion was supported primarily by continued efforts to automate operational processes related to our athenaCollector service offering and to transition standardized, manual work to more cost-effective offshore partners. Our Q4 2010 non-GAAP Adjusted Gross Margin result was also benefited as we temporarily fell behind in our hiring plans and made an adjustment to our annual bonus accrual calculation.
Selling and Marketing Discussion
2010 was a significant year in the evolution of our sales and marketing organization. GAAP selling and marketing expense increased by 59% to $14.7 million or 21.2% of total revenue in Q4 2010, up from $9.2 million or 16.9% of total revenue in Q4 2009. For FY 2010, GAAP selling and marketing expense increased by 55% to $52.7 million or 21.5% of total revenue, up from $34.1 million or 18.1% of total revenue in FY 2009.
As a result of these investments, we are pleased to report that we successfully executed on the following stated objectives:
✓	Hire and train approximately 30 new quota-carrying sales reps

✓	Intensify efforts to expand the enterprise sales pipeline

✓	Expand marketing programs to drive awareness and lead generation

✓	Enhance sales and marketing tools and CRM infrastructure
As part of this evolution, we also announced the development of a more deliberate, two-pronged sales approach. Beginning in 2011, this approach creates one team focused on “results selling” to small and group practices while the other team focuses on “consultative selling” to enterprise organizations. We promoted Bill Conway to SVP of Sales overseeing our small and group practice sales efforts and announced the creation of a new senior leadership role overseeing our enterprise business, including sales, account management and solutions design.
On the channels front, we continued to succeed in building relationships with Regional Extensions Centers (RECs) during Q4 2010. To date, we have secured preferred status with 24% of the nation’s RECs and are also working with the portion of RECs that are vendor neutral. Taken together, athenahealth currently has access to 50% of the nation’s RECs who are working to support EHR adoption for over 50,000 primary care physicians.

ATHN Regional Extension Center (REC) Activity
In addition to enhancing our sales and marketing prowess, we expanded the “on ramp” to our network by making the implementation process more efficient and scalable. At this time, the athenahealth Professional Services team is responsible for completing all implementations of our service offerings. Thus, creating scalability within this organization is vital to our successful growth. In 2006, we introduced a virtual or remote implementation model for small practice clients going live on athenaCollector, replacing in-person visits with training and interaction over the Web and telephone, which is now patented. During 2010, we developed the capability to implement all small practices remotely on athenaClinicals as well. We will continue to expand our implementation capacity in 2011, using more self-service training over the Web and by enabling the remote implementation of athenaCollector and athenaClinicals simultaneously.
With increased investments in-market, our new two-pronged sales organization solidified, and a growing network of channel partners in place, we are poised to capture new growth opportunities during 2011 and beyond.
Non-GAAP Adjusted EBITDA Margin Discussion
Our non-GAAP Adjusted EBITDA Margin was 29.1% in Q4 2010, up from 23.9% in Q4 2009. Our non-GAAP Adjusted EBITDA Margin was 20.8% for FY 2010, up from 18.4% in 2009. Our indirect expense levels were slightly lower than anticipated during Q4 2010 as the Company temporarily fell behind in our hiring plans and made an adjustment to our annual bonus accrual calculation. In addition, the Company made an adjustment to the Anodyne Health contingent consideration that benefited G&A.
Balance Sheet and Cash Flow Highlights
Our cash, cash equivalents, short- and long-term investments totaled $121.8 million at December 31, 2010 and our short- and long-term debt and capital lease obligations totaled $9.2 million. Operating cash flow was $19.4 million in Q4 2010, up 80% from $10.8 million in Q4 2009. Operating cash flow was $44.7 million in FY 2010, up 38% from $32.3 million in FY 2009. Our capital expenditures, including capitalized software development, were $3.3 million or 4.7% of total revenue in the Q4 2010 and $19.8 million or 8.1% of total revenue in FY 2010.

Fiscal Year 2011 Outlook
athenahealth is not making any changes to the outlook presented during the Company’s 3rd Annual Investor Summit on December 16, 2010. While athenahealth does not provide quarterly guidance, it is important to note that each first quarter (ending March 31st) is characterized by higher expense levels and weaker collections activity following the holiday season. More specifically, the reset of FICA payroll taxes, bonus and vacation accruals, and sales and marketing events such as the Healthcare Information and Management Systems Society (HIMSS) Annual Conference and our Annual Sales Meeting contribute to higher expense levels. In addition, discretionary use of physician services declines during the holiday season, which leads to a decline in collections by our physician clients about 30 to 50 days later. Finally, because the Company fell behind in its hiring plans during Q4 2010, most of these hires will shift to Q1 2011 and impact our direct costs, research and development and sales and marketing expenses.
Closing Remarks
We thank our shareholders for their support during 2010, a year of evolution for athenahealth and a year of significant change within the U.S. health care industry. As a disruptive innovator with just 3% share of the U.S. ambulatory physician market, it is vital that we identify and exploit new growth opportunities. We have more hard work ahead of us in 2011, particularly around the maturation of our sales and marketing organization, but remain ever confident that athenahealth is positioned to maintain rapid growth for years to come.

Stock-Based Compensation Expense and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION EXPENSE
(Unaudited, in thousands)
Set forth below is a breakout of stock-based compensation expense for the three month and year ended December 31, 2010 and 2009:

	Three Months Ended		Year Ended
	December 31		December 31
(unaudited, in thousands)	2010	2009	2010	2009
Stock-based compensation charged to:
Direct operating	$577	$414	$2,298	$1,589
Selling and marketing	969	548	3,509	2,126
Research and development	542	266	2,014	1,015
General and administrative	1,934	971	6,656	3,584

Total	$4,022	$2,199	$14,477	$8,314

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with United States generally accepted accounting principles (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures”.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

	Three Months Ended		Year Ended
	December 31		December 31
(unaudited, in thousands)	2010	2009	2010	2009
Total revenue	$69,366	$54,446	$245,538	$188,527
Direct operating expense	24,419	21,117	96,582	79,017

Total revenue less direct operating expense	44,947	33,329	148,956	109,510
Add: Stock-based compensation expense allocated to direct operating expense	577	414	2,298	1,589
Add: Amortization of purchased intangibles	460	396	1,839	635

Non-GAAP Adjusted Gross Profit	$45,984	$34,139	$153,093	$111,734

Non-GAAP Adjusted Gross Margin	66.3%	62.7%	62.4%	59.3%
Non-GAAP Adjusted EBITDA Margin
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended		Year Ended
	December 31		December 31
(unaudited, in thousands)	2010	2009	2010	2009
Total revenue	$69,366	$54,446	$245,538	$188,527

GAAP net income	7,303	4,328	12,704	9,276
Add: Provision for income taxes	5,330	3,879	10,396	8,829
Add: Acquisition-related expenses	—	100	—	751
Add (less): Total other (income) expense	(100)	(96)	497	(893)
Add: Stock-based compensation expense	4,022	2,199	14,477	8,314
Add: Depreciation and amortization	3,171	2,232	11,117	7,767
Add: Amortization of purchased intangibles	460	396	1,839	635

Non-GAAP Adjusted EBITDA	$20,186	$13,038	$51,030	$34,679

Non-GAAP Adjusted EBITDA Margin	29.1%	23.9%	20.8%	18.4%

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin”, which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

	Three Months Ended		Year Ended
	December 31		December 31
(unaudited, in thousands)	2010	2009	2010	2009
Total revenue	$69,366	$54,446	$245,538	$188,527

GAAP net income	7,303	4,328	12,704	9,276
Add: Provision for income taxes	5,330	3,879	10,396	8,829
Add: Acquisition-related expenses	—	100	—	751
Add (less): Total other (income) expense	(100)	(96)	497	(893)
Add: Stock-based compensation expense	4,022	2,199	14,477	8,314
Add: Amortization of purchased intangibles	460	396	1,839	635

Non-GAAP Adjusted Operating Income	$17,015	$10,806	$39,913	$26,912

Non-GAAP Adjusted Operating Income Margin	24.5%	19.8%	16.3%	14.3%
Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

	Three Months Ended		Year Ended
	December 31		December 31
(unaudited, in thousands except per share amounts)	2010	2009	2010	2009
GAAP net income	$7,303	$4,328	$12,704	$9,276
(Less) Add: (Gain) loss on interest rate derivative contract	(276)	(215)	199	(590)
Add: Stock-based compensation expense	4,022	2,199	14,477	8,314
Add: Amortization of purchased intangibles	460	396	1,839	635

Sub-total of tax deductible items	4,206	2,380	16,515	8,359

(Less): Tax impact of tax deductible items (1)	(1,682)	(952)	(6,606)	(3,344)
Add: Acquisition-related expenses	—	100	—	751

Non-GAAP Adjusted Net Income	$9,827	$5,856	$22,613	$15,042

Weighted average shares — diluted	35,278	35,133	35,204	34,917

Non-GAAP Adjusted Net Income per Diluted Share	$0.28	$0.17	$0.64	$0.43

(1) - Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%

	Three Months Ended		Year Ended
	December 31		December 31
(unaudited, in thousands except per share amounts)	2010	2009	2010	2009
GAAP net income per share — diluted	$0.21	$0.12	$0.36	$0.27

(Less) Add: (Gain) loss on interest rate derivative contract	(0.01)	(0.01)	0.01	(0.02)
Add: Stock-based compensation expense	0.12	0.06	0.41	0.24
Add: Amortization of purchased intangibles	0.01	0.01	0.05	0.02

Sub-total of tax deductible items	0.12	0.06	0.47	0.24

(Less): Tax impact of tax deductible items (1)	(0.05)	(0.02)	(0.19)	(0.10)
Add: Acquisition-related expenses	—	0.01	—	0.02

Non-GAAP Adjusted Net Income per Diluted Share	$0.28	$0.17	$0.64	$0.43

Weighted average shares — diluted	35,278	35,133	35,204	34,917

(1) -	Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%
Explanation of Non-GAAP Financial Measures
The Company reports its financial results in accordance with United States generally accepted accounting principles, or GAAP. However, management believes that in order to properly understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus stock-based compensation expense allocated to direct operating expense and amortization of purchased intangibles, and “Non-GAAP Adjusted Gross Margin” as non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in the Company’s ability to generate income from ongoing business operations.

Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for income taxes, acquisition-related expenses, total other (income) expense, stock-based compensation expense, depreciation and amortization, and amortization of purchased intangibles and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for income taxes, amortization of purchased intangibles, acquisition-related expenses, total other (income) expense, stock-based compensation expense, and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before (gain) loss on interest rate derivative contract, stock-based compensation expense, amortization of purchased intangibles, acquisition-related expenses, , and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.
Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:
•	Stock-based compensation expense — excluded because these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.

•	Acquisition-related expenses and amortization of purchased intangibles — acquisition-related expenses are reported at the time acquisition costs are incurred, and purchased intangibles are amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, these items are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Thus, including such charges does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charges are incurred.

•	Gains and losses on interest rate derivative contract — excluded because until they are realized, to the extent these gains or losses impact a period presented, management does not believe that they reflect the underlying performance of ongoing business operations for such period.

Supplemental Metrics and Definitions

Supplemental Metrics (unaudited)
Last Updated: December 31, 2010

	Fiscal Year 2009				Fiscal Year 2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Client Base
Total Accounts	1,333	1,406	1.507	1,592	l,684	1,753	1,877	2,002
Total Physicians on athenaCollector	13,196	13,591	14,835	15,719	16,369	17,136	18,573	19,197
Total Providers on athenaCollector	19,739	20,323	22,100	23,366	23,978	24,782	26,317	27,114
Total Physicians on athenaClinicals	574	624	780	920	1,275	1,548	1,992	2,383
Total Providers on athenaClinicals	949	1,043	1,270	1,471	1,867	2,256	2,818	3,348
Total Physicians on athenaCommunicator	n/a	n/a	n/a	n/a	n/a	442	625	736
Total Providers on athenaCommunicator	n/a	n/a	n/a	n/a	n/a	689	946	1,213

Client Performance
Client satisfaction	82.4%	86.7%	86.4%	88.7%	86.6%	86.1%	85.7%	87.6%
Client Days in Accounts Receivable (DAR)	44.3	40.2	39.3	38.5	40.0	38.8	38.8	38.8
First Pass Resolution (FPR) Rate	91.4%	92.3%	92.5%	93.5%	93.1%	93.4%	94.2%	94.4%
Electronic Remittance Advice (ERA) Rate	55.5%	58.5%	64.2%	68.0%	68.9%	68.8%	72.1%	75.8%
Total Claims Submitted	9,073,155	9,414,482	9,970,800	11,582,674	11,175,099	11,312,806	11,837,095	13,075,933
Total Client Collections	$1,085,652,593	$1,208,859,985	$1,223,100,008	$1,355,616,378	$1,312,820,931	$1,421,347,731	$1,517,064,118	$1,613,043,890
Total Working Days	61	64	64	62	61	64	64	61

Employees
Direct	547	565	570	582	630	675	690	691
Sales & Marketing	99	101	110	123	157	168	186	199
Research & Development	128	150	162	177	172	187	197	211
General & Administrative	112	126	129	133	130	136	140	141
Total Employees*	886	942	970	1,014	1,087	1,166	1,213	1,242

Quota Carrying Sales Force
Small Practice	18	17	20	22	25	27	34	38
Group Practice	16	17	18	18	20	23	22	25
Enterprise Segment	5	5	5	5	5	6	7	7
Cross-Sell	4	4	5	5	5	6	7	7
Total Quota Carrying Sales Representatives	43	43	48	50	55	62	70	77

*Headcount for Q409 has been adjusted to reflect full-time equivalent (FTE) methodology versus individual headcount methodology as reported in the Company’s 2009 Annual Report on Form 10-K

Supplemental Metrics Definitions
Last Updated: December 31, 2010

Client Base

Total Accounts	The number of discrete clients that are activity invoiced by athenahealth during the last 91 days.

Total Physicians on athenaCollector	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).

Total Providers on athenaCollector	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (NP) and Registered Nurses (RN)

Total Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians included Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).

Total Providers on athenaClinicals	The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physicians are Nurse Practitioners (NP) and Registered Nurses (RN).

Total Physicians on athenaCommunicator	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Total Providers on athenaCommunicator	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance

Client Satisfaction	The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that the company conducts for two segments of its client base twice per year.

Client Days in Accounts Receivable (DAR)	The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (FPR) Rate	Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less then 90 days).

Electronic Remittance Advice (ERA) Rate	Remittance refers to the information a about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.

Total Client Collections	The dollar value of collections posted on behalf of clients during the period.

Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees

Direct	The total number of full time equivalent individuals (FTEs) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Sales & Marketing	The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.

Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.

Genera & Administrative	The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Quota-Carrying Sales Force

Small Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the small practice segment (organizations with 1-3 physicians) as of quarter end.

Group Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the group practice segment (organizations with 4-150 physicians) as of quarter end.

Enterprise Segment	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the enterprise market segment (organizations with 150+ physicians) as of quarter end.

Cross-Sell	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the sale of additional services to existing athenaCollector clients as of quarter end.

Total Quota Carrying Sales Representatives	The total number of Sales representatives who carry quota for net new annual recurring revenue as of quarter end.